Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pulmatrix, Inc. Post-Effective Amendment No. 1 on Form S-3 to Form S-4 (File No. 333-203417) of our report dated June 9, 2015, with respect to our audits of the consolidated financial statements of Ruthigen, Inc. and Subsidiary as of March 31, 2015 and 2014 and for the years then ended appearing in the Annual Report on Form 10-K of Ruthigen, Inc. for the year ended March 31, 2015. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

September 17, 2015